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                                                                    Exhibit 4.3

                              TERA COMPUTER COMPANY

                        1996 EMPLOYEE STOCK PURCHASE PLAN

         1.       Purposes.

         The Tera Computer Company 1996 Employee Stock Purchase Plan (the "Plan") is intended to provide additional incentives to employees and a convenient means by which eligible employees of the Company may purchase the Company's shares of Common Stock and a method by which the Company may assist and encourage such employees to become shareholders of the Company.

         2.       Definitions

         As used herein, the following definitions apply:

                  a. "Base Salary" means the gross amount of the participant's base salary for each payroll period, including incentive bonuses, overtime, commissions and any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program, but excluding any severance pay, hiring or relocation bonuses and pay in lieu of vacation and sick leave.

                  b.       "Board" means the Company's Board of Directors.

                  c. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  d.       "Common Stock" means the Company's common stock.

                  e. "Company" means Tera Computer Company, a Washington corporation, and all subsidiaries of Tera Computer Company designated by the Plan Administrator as participating in the Plan and any corporate successor to all or substantially all of the assets or voting stock of Tera Computer Company which shall by appropriate action adopt the Plan.

                  f. "Eligible Employee" means any person who is engaged, on a regularly-scheduled basis of more than 20 hours per week and more than 5 months per calendar year, in the rendition of personal services to the Company for earnings considered wages under Section 3121(a) of the Code. No employee who would after an offering pursuant to the Plan own or be deemed (under Section 425(d) of the Code) to own stock (including any stock that may be purchased under any outstanding options) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company shall be eligible to participate in the Plan.

                  g.       Enrollment Date" means the first day of each Offering
         Period.

                  h. "Offering Period" shall mean the six-month period selected by the Plan Administrator during which Participants may purchase shares of the Common Stock. Unless otherwise determined by the Plan Administrator, Offering Periods generally shall run from April 1 to September 30 and for October 1 through March 31, with the first Offering period running from September 15, 1996 through March 31, 1997.

                  i. "Participant" means any Eligible Employee of the Company who is actively participating in the Plan.

                  j. "Plan Administrator" shall mean the Compensation Committee of the Board, as appointed from time to time by the Board.

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         3.       Administration.

                  a. Powers. The Plan Administrator shall have full authority to administer this Plan, including, without limitation, authority to interpret and construe any provision of this Plan; to determine the Offering Periods and the maximum number of shares of Common Stock which may be purchased in any one Offering Period; to determine, in accordance with Section 7(c), the fair market value of the Common Stock on any date; to prescribe, amend and rescind rules and regulations relating to this Plan; within law, to waive or modify any term or provision contained in this Plan or in any right to purchase shares of Common Stock under this Plan; to authorize any person to execute on behalf of the Company any instrument required to effectuate this Plan; and to make all other determinations deemed necessary or advisable for the administration for this Plan. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan, any right issued hereunder or of any rule or regulation promulgated in connection herewith and all actions taken by the Plan Administrator shall be conclusive and binding on all interested parties. The Plan Administrator may delegate administrative functions to individuals who are officers or employees of the Company.

                  b. Limited Liability. No member of the Board of Directors or the Plan Administrator or officer of the Company shall be liable for any action or inaction of the entity or body, or another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with explicit provisions hereof, the Board and Plan Administrator may act in their absolute discretion in all matters related to this Plan.

         4.       Offering Periods.

                  a. Determination. Shares of Common Stock shall be offered for purchase under this Plan through a series of successive Offering Periods, each to be of a duration of 6 months, provided that the first Offering Period shall be from September 15, 1996, through March 31, 1997, all as selected by the Plan Administrator, until such time as the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or the Plan shall have been sooner terminated in accordance with Sections 10 and 11(b).

                  b. Separate Purchase Rights. The Participant shall be granted a separate purchase right for each Offering Period in which he/she participates. The purchase right shall be granted on the Enrollment Date on which such individual first joins the Offering Period in effect under the Plan and shall be automatically exercised for successive Offering Periods, unless the Participant withdraws from the Plan.

         5.       Eligibility and Participation.

                  a. Enrollment Dates. An individual who is an Eligible Employee on the start date of the Offering Period may enter that Offering Period on such start date, provided he/she enrolls in the Offering Period before such date in accordance with Section 5(b) below. That start date shall then become such individual's Enrollment Date for the Offering Period, and on that date such individual shall be granted his/her purchase right for the Offering Period. Should such Eligible Employee not enter the Offering Period on the start date, then he/she may not subsequently join that particular Offering Period on any later date.

                  b. Enrollment Forms. To participate for a particular Offering Period, the Eligible Employee must complete the enrollment forms prescribed in the Plan Administrator (including the payroll deduction authorization) and file such forms with the Plan Administrator at least 10 business days before his/her scheduled Enrollment Date unless the Participant has participated in the previous Offering Period and has not submitted a withdrawal form to the Company.

                  c. Payroll Deductions. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan shall be at a rate of not less than $25.00 per semi-monthly pay period nor more than 15% of the Base Salary paid to the Participant during each Offering Period, unless the Plan Administrator consents to a lower amount or higher rate for all Participants. The deduction rate so authorized shall continue in effect for the remainder of the Offering Period.

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         A Participant may change the amount of his or her payroll deduction for a subsequent Offering Period by filing an amended payroll deduction form at least 10 business days prior to the commencement of such subsequent Offering Period.

         Payroll deductions will automatically cease upon the termination of the Participant's purchase right in accordance with the applicable provisions of
Section 7 below.

                  d. Rule 16b-3. Employees who are officers of the Company may participate only in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time.

                  e. Participation Voluntary. Participation in this Plan shall be voluntary.

         6.       STOCK SUBJECT TO PLAN

                  a. Total Number. The total number of shares of Common Stock which may be issued under this Plan shall not exceed 1,000,000 shares (subject to adjustment under Section 6(b) below).

                  b. Changes to Capitalization. In the event any change is made to the Company's outstanding Common Stock by reason of any stock dividend, stock split, combination of shares or other change affecting such outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable over the term of this Plan, (ii) the class and maximum number of shares purchasable per Participant during each Offering Period, (iii) the class and maximum number of shares purchasable in the aggregate by all Participants on any one purchase date under the Plan and (iv) the class and number of shares and the price per share of the Common Stock subject to each purchase right at the time outstanding under this Plan. Such adjustments shall be designed to preclude the dilution or enlargement of rights and benefits under this Plan.

         7.       Purchase Rights.

                  a. Terms and Conditions. An Employee who participates in this Plan for a particular Offering Period shall have the right to purchase shares of Common Stock during such Offering Period, upon the terms and conditions set forth below and shall execute a subscription agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

                  b. Purchase Price. Common Stock shall be issuable at the end of each Offering Period at a purchase price equal to the lower of
         (i) 85% of the fair market value per share on the Participant's Enrollment Date for such Offering Period or (ii) the fair market value per share on the date on which such Offering Period ends.

                  c. Valuation. For purposes of determining the fair market value per share of Common Stock on any relevant date, the following procedures shall be in effect:

                           (i) The fair market value on any date shall be equal to the closing price of the Common Stock on such date, as reported in The Wall Street Journal or other comparable sources. If there is no quoted price for such date, then the closing price on the next preceding day for which there does exist such a quotation, as so reported, shall be determinative of fair market value.

                           (ii) If Section 7(c)(1) is not applicable, the fair market value shall be determined by the Plan Administrator in good faith. Such determination shall be conclusive and binding on all persons.

                  d. Number of Purchasable Shares. The number of shares purchasable per Participant for each Offering Period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during such Offering Period by the purchase price in effect for the Offering Period. No Participant, however, may purchase shares in violation of Section 8(a).

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                  e.       Payment. Payment for the Common Stock purchased under
         the Plan shall be effected only by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first day coincident with or immediately following the Participant's Enrollment Date into the Offering Period and shall continue through the pay period ending with or immediately prior to the last day of the Offering Period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

                  f. Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

                           (i) A Participant may terminate his or her payroll deductions in a current Offering Period by filing a withdrawal form with the Plan Administrator at least 10 business days prior to the payroll period for which it is to be effective. The Participant will not receive the funds then accumulated in his or her account, and any such funds will be applied to the purchase of shares at the end of such Offering Period. If such withdrawal is filed at least 10 business days prior to the beginning of the next Offering Period, then such withdrawal will constitute a termination of participation in the Plan with respect to such successive Offering Periods as contemplated by
         Section 7(f)(ii).

                           (ii) A Participant may terminate his or her participation in the Plan with respect to the next successive Offering Period by filing, at any time prior to 10 business days before the commencement of the next successive Offering Period, the prescribed notification form with the Plan Administrator (or its designate). No payroll deductions shall be collected from the Participant with respect to the terminated purchase right for such successive Offering Period.

                           (iii) The withdrawal and termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the Offering Period for which such withdrawn or terminated purchase right was granted. In order to resume participation in any subsequent Offering Period, such individual must re-enroll in the Plan by making a timely filing of a new subscription agreement and payroll withholding authorization.

                           (iv) If the Participant ceases to remain an Eligible Employee while his/her purchase right remains outstanding, then such individual (or the personal representative of the estate of a deceased Participant) shall have the following election, exercisable until the earlier of 3 months following the termination of employment or the end of the Offering Period in which the Participant ceases Eligible Employee status:

                                    (i)      to withdraw all of the
              Participant's payroll deductions for such Offering Period, without interest, or

                                    (ii)     to have such funds held for the
              purchase of shares at the end of the Offering Period in which his or her status as an Eligible Employee ceased.

              If no such election is made, then such funds shall be refunded, without interest, as soon as possible after the close of such Offering Period. In no event, however, may any payroll deductions be made on the Participant's behalf following his/her cessation of Eligible Employee status.

                  g. Stock Purchase. Shares of Common Stock shall automatically be purchased on behalf of each Participant at the end of each Offering Period and for all purposes shares of Common Stock purchased pursuant to the Plan shall be deemed to have been issued and sold at the close of business on the last date of each Offering Period. The purchase shall be effected by applying such Participant's payroll deductions for the Offering Period to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of purchasable shares) at the purchase price in effect for such Offering Period. Any payroll deductions not applied to such purchase because they are not sufficient to purchase a whole share shall be carried over for application in the successive Offering Period unless the Participant has withdrawn from the Plan, in which event such amount will be refunded to the Participant, without interest.

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                  h.       Proration of Purchase Rights. Subject to the
limitations set forth in Section 6(a), the Plan Administrator may determine the number of shares of Common Stock, subject to periodic adjustment under Section 6(b), which may be purchased in the aggregate by all Participants in any one Offering Period under the Plan. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed either (i) the maximum limitation on the number of shares purchasable in the aggregate on such date or (ii) the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro rated to such individual, shall be refunded to such Participant, without interest.

                  i. Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to the shares subject to his/her outstanding purchase right until the shares are actually purchased on the Participant's behalf in accordance with the applicable provisions of the Plan. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

         A Participant shall be entitled to receive, as soon as practicable after each Offering Period, a stock certificate for the number of shares purchased on the Participant's behalf. Such certificate may, upon the Participant's request, be issued in the names of the Participant and his/her spouse as tenants-in-common or as joint tenants with right of survivorship.

                  j. Assignability. Purchase rights granted under this Plan shall not be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant's death, shall not be subject to execution, attachment or similar process, and shall be exercised during the Participant's lifetime only by the Participant.

                  k. Change in Ownership. Should the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of:

                           (i)      a sale, merger or other reorganization in
which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the state in which the Company is incorporated), or

                           (ii)     a reverse merger in which the Company is the
surviving corporation but in which more than 50% of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to the reverse merger,

then, unless the successor shall continue this Plan and assume all the obligations evidenced by the outstanding rights to purchase shares of Common Stock or shall provide equivalent rights with respect to the successor's securities, all to the reasonable satisfaction of the Board, all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or reverse merger by applying the payroll deductions of each Participant for the Offering Period in which such transaction occurs to the purchase of whole shares of Common Stock at the lower of (i) 85% of the fair market value of the Common Stock on the Participant's Enrollment Date into the Offering Period in which such transaction occurs or (ii) the fair market value of the Common Stock immediately prior to the consummation of such transaction. However, the applicable share limitations of Sections 7 and 8 shall continue to apply to any such purchase.

         The Company shall use its best efforts to provide at least 10 days' advance written notice of the occurrence of any such sale, merger, reorganization or reverse merger, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights in accordance with the applicable provisions of this Section 7.

         8.       Accrual Limitations.

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                  a.       Dollar Limit. No Participant shall be entitled to
accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with rights to purchase Common Stock accrued under any other purchase right outstanding under this Plan and similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

                  b. Application. For purposes of applying such accrual limitations, the right to acquire Common Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

                           (i)      No right to acquire Common Stock under any
outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Common Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year.

                           (ii)     If by reason of such accrual limitations,
any purchase right of a Participant does not accrue for a particular Offering Period, then the payroll deductions which the Participant made during that Offering Period with respect to such purchase right shall be refunded, without interest.

                  c. Controlling Provision. In the event there is any conflict between the provisions of this Section 8 and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section 8 shall be controlling.

         9.       Status of Plan Under Federal Tax Laws.

         This Plan is designed to qualify as an employee stock purchase plan under Code Section 423, and shall be governed and construed accordingly.

         10.      Amendment and Termination.

                  a. Amendments, Suspension, Discontinuation. The Board may alter, amend, suspend or discontinue this Plan immediately following the close of any Offering Period. However, the Board may not, without the approval of the Company's shareholders:

                           (i)      materially increase the number of shares
issuable under this Plan or the maximum number of shares which may be purchased per Participant or in the aggregate during any one Offering Period under this Plan, except that the Plan Administrator shall have the authority, exercisable without such shareholder approval, to effect adjustments to the extent necessary to effect changes in the Company's capital structure pursuant to Section 6(b);

                           (ii)     alter the purchase price formula so as to
reduce the purchase price payable for the shares of Common Stock issuable under this Plan;

                           (iii)    materially increase the benefits accruing to
Participants under the Plan or materially modify the requirements for eligibility to participate in this Plan; or

                           (iv)     adopt amendments which require shareholder
approval under applicable law, including Section 16(b) of the Securities Exchange Act of 1934.

                  b. Termination of Purchase Rights. The Company shall have the right, exercisable in the sole discretion of the Plan Administrator, to terminate all outstanding purchase rights under this Plan immediately following the close of any Offering Period. Should the Company elect to exercise such right, then this Plan shall

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terminate in its entirety. No further purchase rights shall thereafter be granted or exercised, and no further payroll deductions shall thereafter be collected, under this Plan.

         11.      General Provisions.

                  a. Requirements. No shares of Common Stock shall be issued hereunder, until (i) this Plan shall have been approved by the Company's shareholders and (ii) the Company shall have complied with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, applicable laws of foreign countries and other jurisdictions, the requirements of any quotation service or stock exchange upon which the shares may then be listed, and all other applicable requirements established by law or regulation.

                  b. Plan Termination. This Plan shall terminate upon the earlier of (i) September 30, 2007 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under this Plan. In the event shareholder approval is not obtained, or such legal compliance is not effected, within 12 months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect, and all funds collected by the Company shall be returned to all subscribers, without interest.

                  c. Costs. All costs and expenses incurred in the administration of this Plan shall be paid by the Company.

                  d. No Status as Employee. Neither the action of the Company in establishing the Plan, or any action taken under this Plan by the Board or the Plan Administrator, nor any provision of this Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.

                  e. No Segregation of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purposes and the Company shall not be obligated to segregate the payroll deductions.

                  f. No Interest. No Participant shall be entitled, at any time, to any payment or credit for interest with respect to or on the payroll deductions contemplated herein, or on any other assets held hereunder for the Participant's account.

                  g. Governing Law. The provisions of this Plan shall be governed by the laws of the State of Washington.

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